Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Agiliti, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report contains an explanatory paragraph that states that the Company has changed its method for accounting for leases effective January 1, 2019, due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), and all related amendments.

/s/ KPMG LLP

Minneapolis, Minnesota

March 5, 2021